EXHIBIT 4.1

EXECUTION COPY

RARE HOSPITALITY INTERNATIONAL, INC.

as ISSUER

TO

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 1, 2007

2.50% Convertible Senior Notes due 2026

SUPPLEMENT TO INDENTURE,

DATED AS OF NOVEMBER 22, 2006, BETWEEN

RARE HOSPITALITY INTERNATIONAL, INC. AND

THE BANK OF NEW YORK TRUST COMPANY, N.A., AS TRUSTEE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of October 1, 2007 (the “First Supplemental Indenture”), between RARE HOSPITALITY INTERNATIONAL, INC., a Georgia corporation (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., as trustee (the “Trustee”).

WHEREAS, pursuant to the terms of an Indenture dated as of November 22, 2006 (the “Original Indenture”; the Original Indenture, as amended and supplemented from time to time in accordance with its terms, the “Indenture”) between the Company and the Trustee, the Company issued its 2.50% Convertible Senior Notes due 2026 (capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Original Indenture);

WHEREAS, the Company is a party to an Agreement and Plan of Merger dated August 16, 2007 (the “Merger Agreement”) among Darden Restaurants, Inc., a subsidiary of Darden Restaurants, Inc. (such subsidiary, the “Purchaser”), and the Company;

WHEREAS, as contemplated by the Merger Agreement, the Purchaser has commenced a cash tender offer (the “Tender Offer”) for the Company’s outstanding common stock and following closing of the Tender Offer, the Company expects that the Company and the Purchaser will merge;

WHEREAS, the Original Indenture provides that the Original Indenture may be amended (a) with the written consent of the Holders of at least a majority in aggregate principal amount of the of the Securities then outstanding and affected by such amendment (the “Requisite Consents”) and (b) under certain circumstances without the consent of any Holders of the Securities, including without limitation, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company in the Indenture;

WHEREAS, pursuant to the Company’s Solicitation of Consents to Amend the Registration Rights Agreement and Indenture for 2.50% Convertible Senior Notes due 2026 dated September 19, 2007, the Company has requested, among other things, that the Holders of outstanding Securities provide the Requisite Consents to the Company’s amendment to the Original Indenture to eliminate the covenants contained in Section 5.02 and 5.06 of the Original Indenture; and

WHEREAS, such Required Consents have been obtained by the Company, and, except as set forth in Section 2 below, all other actions required to be taken under the Original Indenture with respect to this First Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

SECTION 1. Specific Amendments to Original Indenture. Subject to satisfaction of the conditions contained in Section 2 hereof, the parties hereto agree that the Original Indenture is amended as follows:

(a)        The Original Indenture is amended by restating the text of the first sentence of Section 4.02(a) in its entirety as follows:

To convert a Security, a Holder must (1) complete and manually sign the conversion notice on the back of the Security and deliver such notice to a Conversion Agent, (2) surrender the Security to a Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by a Conversion Agent, (4) pay all transfer or similar taxes, if required pursuant to Section 4.04, and (5) pay an amount of interest, if any, as required by the second sentence of Section 4.02(c).

(b)       The Original Indenture is amended by restating the text of Section 4.02(c) in its entirety as follows:

(c)        Each Holder of Securities surrendered for conversion and not entitled to an interest payment under the immediately succeeding sentence shall be paid the amount of interest accrued with respect to such Securities for the period commencing on and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for and ending on and including the day preceding the Conversion Date for such Securities. Holders of Securities surrendered for conversion (in whole or in part) during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date will receive the semi-annual interest payable on such Securities on the corresponding Interest Payment Date notwithstanding the conversion (such interest being payable on the corresponding Interest Payment Date to the Holder of the Security as of the close of business on the Regular Record Date). A Holder of Securities surrendered for conversion (in whole or in part) during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date must deliver to the Conversion Agent an amount in cash equivalent to the amount of interest that would have accrued on such Securities had they not been surrendered for conversion determined for the period commencing on the Conversion Date for such Securities and ending on the day preceding the Interest Payment Date; provided, however, that no such payment shall be required to be made (1) if such Securities have been called for redemption on a Redemption Date that is after such Regular Record Date and on or prior to such Interest Payment Date, (2) if a Fundamental Change Purchase Date has been scheduled that is after such Regular Record Date and on or prior to such Interest Payment Date, or (3) with respect to overdue interest (including Additional Interest), if any overdue interest exists at the time of conversion with respect to such Securities. Except as otherwise provided in this Section 4.02(c), no payment or adjustment will be made for accrued interest on a converted Security.

(c)        The Original Indenture is amended by deleting the text of Section 5.02 in its entirety and substituting in lieu thereof the phrase “[Intentionally Omitted].”

(d)       The Original Indenture is amended by deleting the text of Section 5.06 in its entirety and substituting in lieu thereof the phrase “[Intentionally Omitted].”

SECTION 2. Condition Precedent. This First Supplemental Indenture shall be effective as of the date first above written upon the execution and delivery hereof by the Company and the Trustee.

SECTION 3. Recitals by the Company. The recitals in this First Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the this First Supplemental Indenture as fully and with like effect as if set forth herein in full.

SECTION 4. Application to all Securities. Each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply to all existing series of Securities established pursuant to the Original Indenture and to any future series of Securities established pursuant to the Indenture.

SECTION 5. Ratification. As supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof remain in full force and effect.

SECTION 6. Counterparts. This First Supplemental Indenture may be executed in multiple counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

SECTION 7. Headings. The headings of this First Supplemental Indenture have been inserted for convenience only, and are not considered part hereof and shall in no way modify or restrict any of the terms or provisions contained herein.

SECTION 7. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

RARE HOSPITALITY INTERNATIONAL, INC.,

as Company

By:	/s/ W. Douglas Benn

Name:             W. Douglas Benn

Title:               Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as Trustee

By:	/s/ Karen Z. Zelly
Name:	Karen Z. Zelly
Title:	Vice President